Exhibit 21.1
Subsidiaries of Arq, Inc.

Entity Name	State or Country of Organization
ACS Land Company, LLC	Delaware
ADA Analytics, LLC	Delaware
ADA Analytics Israel Ltd.	Israel
Arq Solutions, LLC	Delaware
Arq Solutions (Operations), LLC	Delaware
Arq Solutions (Red River), LLC	Delaware
Arq Solutions (Vortex IP), LLC	Delaware
Arq Solutions (Vortex Operations), LLC	Delaware
Arq Solutions (ES), Inc.	Colorado
ADEquity, LLC	Delaware
Arq Purification, LLC	Delaware
Crowfoot Supply Company, LLC	Delaware
Five Forks Mining, LLC	Delaware
Arq Series B, LLC	Delaware
Arq IP Limited	UK
Arq International Limited	UK
Arq UK Management Ltd	UK
Wharnecliffe Asset Management LLC	Delaware
Mine Four LLC	Delaware
Arq LLC	Delaware
Arq Projects Holding Company LLC	Delaware
Corbin Project LLC	Delaware
Arq Corbin Land LLC	Delaware
Arq Corbin LLC	Delaware

Each subsidiary does business under its chartered name.